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Exhibit 10(g)

Adopted July 17, 1991

AMENDMENT OF
HEWLETT-PACKARD COMPANY
1987 DIRECTOR OPTION PLAN

RESOLVED: That Sections VI.A. and XV. of the Company's 1987 Director Option Plan are hereby amended to read, respectively, as follows:

VI.    Terms, Conditions and Form of Options

Each option granted under this plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve, which Agreements shall comply with and be subject to the following terms and conditions:

A.    Option Grant Dates.    Options shall be granted automatically on March 1, (or, if March 1 is not a business day, on the next succeeding business day) of any year to any eligible director who, on or prior to the immediately preceding September 1, files with the Secretary of the Company an irrevocable election to receive a stock option in lieu of retainer fees to be earned in the following year beginning March 1 and ending February 28 (or February 29, as the case may be) ("Plan Year").

XV.    Amendment of the Plan

The Committee may suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the shareholders no revision or amendment shall change the number of shares subject to the Plan (except as provided in Section XIII), change the designation of the class of directors eligible to receive options, or materially increase the benefits accruing to participants under the Plan; and provided, further, that the option formula set forth in Section VI.B. of the Plan shall not be amended more than once every six months, except to the extent necessary to comply with changes in the Internal Revenue Code, as amended, or the Employee Retirement Income Security Act of 1974, as amended, or the rules of each thereunder.

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  Exhibit 10(g)
AMENDMENT OF HEWLETT-PACKARD COMPANY 1987 DIRECTOR OPTION PLAN